Investor Contact:
John Mills
Senior Managing Director
ICR
310.954.1105

Limoneira Company Announces Second Quarter and Six Months Fiscal Year 2011
Financial Results

-   Generates Positive Adjusted EBITDA of $1.5 Million  -
-   Continues to Execute on Real Estate Strategy and Completed Sale of Two Real Estate Properties  -
-   Received LAFCo Approval for Annexation and Incorporation of East Area 1 Into City of Santa Paula  -

Santa Paula, CA., June 8, 2011 – Limoneira Company (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights throughout California, today reported financial results for the second quarter and six months ended April 30, 2011.

Fiscal Year 2011 Second Quarter Results

For the second quarter of fiscal year 2011, revenue was $12.5 million, compared to revenue of $13.2 million in the second quarter of the previous fiscal year.  Agriculture revenue was $11.5 million, compared to $12.2 million in the second quarter last year.  Rental revenue was $1.0 million in the second quarter, essentially flat compared to the second quarter last year.  Real estate development revenue was $51,000, compared to $45,000 in the second quarter last year.

Historically, the Company’s agricultural operations have been seasonal in nature with the least amount of revenue being generated in the first quarter, increasing in the second quarter, peaking in the third quarter and declining in the fourth quarter. Second quarter 2011 agriculture revenue is comprised of $8.8 million in lemon sales compared to $7.9 million during the same period of fiscal year 2010, reflecting higher sales of fresh lemons due to an increase in the number of cartons sold, partially offset by lower average price per carton.  Avocado revenue in the second quarter was $0.4 million, compared to $2.7 million during the same period of fiscal year 2010.  The decrease is due to expected lower harvest volume in fiscal year 2011 as compared to fiscal year 2010, as the California avocado crop typically experiences alternating years of high and low production due to plant physiology. Additionally, fruit development on the tree was slower in the second quarter of fiscal year 2011 compared to the second quarter of fiscal year 2010. The Company generated $2.3 million of specialty citrus, orange and other crop revenues in the second quarter of fiscal year 2011 compared to $1.6 million in the same period of fiscal year 2010.

Costs and expenses for the second quarter of fiscal year 2011 were $14.1 million compared to $12.2 million in the second quarter of last fiscal year.  The year-over-year increase in operating expenses reflects higher agricultural costs primarily due to higher lemon sales volume, partially offset by an absence of Sunkist fees as a result of the Company implementing its direct selling and marketing program in November 2010.  Higher agriculture expenses were also partially offset by lower selling, general and administrative expenses in the second quarter of fiscal year 2011, which decreased 12% to $2.2 million compared to $2.5 million in the same period last year.  In addition, the Company incurred a non-cash charge of $1.2 million attributable to impairments of real estate development assets in the second quarter of fiscal year 2011.

Operating loss for the fiscal year 2011 second quarter was $1.5 million, compared to operating income of $1.0 million in the second quarter of the previous fiscal year.

Adjusted EBITDA (defined as net income excluding interest expense, income taxes, depreciation and amortization, and non-cash impairment charges on real estate development) in the second quarter of fiscal year  2011 was $1.5 million, compared to $1.7 million in the second quarter of the previous fiscal year.  A reconciliation of Adjusted EBITDA to the GAAP measure net income is provided at the end of this release.

Net loss applicable to common stock, after preferred dividends, for the second quarter of fiscal year 2011 was $329,000, or ($0.03) per share.  The net loss includes a gain of $1.4 million associated with the Company’s sale of its Rancho Refugio/Caldwell Ranch property in February 2011.  This compares to net income applicable to common stock, after preferred dividends, for the second quarter of fiscal year 2010 of $47,000, or $0.00 per share.  Second quarter of fiscal year 2010 net income includes a $564,000 non-cash charge for fair value adjustments on the Company’s interest rate swap.

Fiscal Year 2011 First Six Months Results

For the six months ended April 30, 2011, revenue was $18.4 million, compared to $19.6 million in the same period last year. Operating loss for the first six months of fiscal year 2011 was $7.1 million, compared to an operating loss of $3.8 million in the same period last year. Net loss applicable to common stock, after preferred dividends for the first six months of fiscal year 2011 was $3.7 million, or ($0.33) per share, compared to a loss of $3.2 million, or ($0.28) per share, in the same period last year.

Harold Edwards, President and Chief Executive Officer, stated, “We are pleased with our progress in the first half of fiscal year 2011, as we are making improvements across the board in our business.  Our agribusiness performance was solid, as we benefitted from increased lemon revenue due to higher volume, and we continue to be encouraged by the success of our direct lemon sales and marketing strategy.  As anticipated, our avocado revenue decreased on a year-over-year basis due to lower fruit production, partially offset by higher prices for the crop.”

Mr. Edwards continued, “We are executing our long-term strategy in our real estate segment.  We completed the sale of our Caldwell Ranch property at the beginning of the second quarter, and subsequent to the end of the second quarter, we sold our Donna Circle property in Arizona.  These sales generated combined net cash of approximately $4.9 million, which we utilized to pay down our debt.  With the sale of Donna Circle, we have now divested our properties in Arizona, which enables us to focus on our core real estate operations in California.  Importantly, in March the Local Agency Formation Commission (“LAFCo”) approved conditions that will allow the annexation of East Area 1 into the City of Santa Paula, which allows us to move forward with the development of the project.  We are extremely excited about the opportunity this presents for our business, and we will move forward on the project prudently and as strategic opportunities arise.”

Mr. Edwards concluded, “Fiscal Year 2011 is on track to be a solid year for Limoneira.  We look forward to growing our business through both our agribusiness and real estate operations and will continue to focus on operational efficiencies in order to position ourselves for long-term success and to maximize shareholder value.”

Balance Sheet and Liquidity

The Company had working capital of $2.1 million as of April 30, 2011, compared to $1.1 million as of October 31, 2010.  Cash used from operating activities during the first six months of fiscal year 2011 was $4.8 million, compared to $4.1 million in the same period of last fiscal year.  Seasonality in agriculture operations results in corresponding fluctuations in operating cash flows. As operating cash flows typically improve during the year, the Company plans to apply such cash flows towards debt reduction and investments in strategic objectives.

Real Estate Development

During the second quarter of fiscal year 2011, the Company continued to execute its real estate development strategy capitalizing development costs of $1.6 million compared to $1.1 million in the second quarter of fiscal year 2010.

On February 3, 2011, the Company exercised its purchase option on its Caldwell Ranch property and concurrently sold the property for $10.0 million.  The Company realized a net gain of approximately $1.4 million and net cash of $2.8 million after the acquisition price of approximately $6.5 million and selling and other transaction costs.  Proceeds from the sale were used to reduce debt and are available to expand the Company’s agribusiness in coming quarters.  The Company has entered into a lemon packing, marketing, and sales agreement with the purchaser, for which the Company will earn certain fees. In addition, the Company will provide these services for a contiguous ranch also owned by the buyer. These agreements will partially offset the reduction in operating income which was previously generated from the lemon and avocado revenue associated with the Caldwell Ranch property.

Subsequent to the end of the second fiscal quarter, on May 18, 2011, the Company completed the sale of its Donna Circle property in Paradise Valley, Arizona. The Company had been leasing the property until April 14, 2011. The property was sold for $2.3 million cash, and the Company realized net cash of approximately $2.1 million , after selling and other costs. The Company used the net proceeds from the transaction to pay down its debt.  With the sale of the Donna Circle property, the Company has completed its divestiture of its real estate assets in Arizona.

Recent Business Highlights

On March 17, 2011, the LAFCo approved conditions that will allow for the annexation and incorporation of 541 acres, known as East Area 1, into the City of Santa Paula. On June 3, 2008, Santa Paula voters had approved the annexation and development of the land that will include residential, commercial, recreational and community amenities.   This was the final entitlement necessary to allow Limoneira to begin the development process on the land.  The Company has a long term development agreement for East Area 1 and is committed to developing the land at an appropriate speed for the current economic conditions.

The Company continues to execute on its direct sales and marketing strategy for its lemon business.  Since November 1, 2010, the Company has been marketing and selling its lemons directly to its foodservice, wholesale and retail customers throughout North America, Asia and certain other international markets (previously, the Company marketed is lemons through Sunkist).   During the three months ended April 30, 2011, total lemon sales of approximately $8.8 million were comprised of approximately $6.8 million (78%) in domestic sales, $1.8 million (20%) in sales to domestic exporters and 0.2 million (2%) in international sales.

Alex Teague, Senior Vice President stated, “We continue to be very pleased with the execution of our direct lemon marketing and sales.  We are capitalizing on opportunities to expand our business with our existing customers and continuing to enter into new relationships.  We ended the second quarter of fiscal year 2011 with over 70 customers.  We are excited about the growth opportunities for our lemon business as our new strategy will enable us to realize improved operational efficiencies in coming quarters.”

About Limoneira Company

Limoneira Company, a 118-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra), is a dedicated sustainability company with approximately 6,850 acres of rich agricultural lands, real estate properties and water rights throughout California. The Company is a leading producer of lemons, avocados, oranges, and other specialty crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.   These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements.   Actual results may differ materially from those expressed or implied in the forward-looking statements.  Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to:  changes in laws, regulations, rules, quotas, tariffs, and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; increased costs from becoming a public company; and market and pricing risks due to concentrated ownership of stock.  Other risks and uncertainties include those that are described in Limoneira’s SEC filings, which are available on the SEC’s website at http://www.sec.gov.  Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with its capital structure, management believes that earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA, which excludes impairments on real estate development assets, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis.  Such measurements are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies.  Unaudited EBITDA and Adjusted EBITDA are summarized and reconciled to net (loss) income, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Quarter ended April 30,		Six Months Ended April 30,
	2011	2010	2011	2010
Net (loss) income	$(264,000)	$112,000	$(3,591,000)	$(3,020,000)
Total interest expense, net	230,000	955,000	107,000	1,383,000
Income taxes	(197,000)	48,000	(1,909,000)	(1,661,000)
Depreciation and amortization	532,000	571,000	1,100,000	1,158,000
EBITDA	301,000	1,686,000	(4,293,000)	(2,140,000)
Impairments of real estate development assets	1,196,000	-	1,196,000	-
Adjusted EBITDA	$1,497,000	$1,686,000	$(3,097,000)	$(2,140,000)

Limoneira Company and Subsidiaries
Consolidated Balance Sheets (unaudited)

	April 30, 2011	October 31, 2010
Assets
Current assets:
Cash	$11,000	$262,000
Accounts receivable, net	5,021,000	3,393,000
Notes receivable – related parties	-	33,000
Notes receivable	-	161,000
Cultural costs	550,000	1,059,000
Prepaid expenses and other current assets	2,078,000	1,244,000
Income taxes receivable	2,400,000	1,241,000
Total current assets	10,060,000	7,393,000
Property, plant, and equipment, net	51,445,000	53,283,000
Real estate development	69,947,000	68,412,000
Equity in investments	8,867,000	9,057,000
Investment in Calavo Growers, Inc.	13,965,000	14,564,000
Notes receivable – related parties	91,000	60,000
Notes receivable	2,335,000	2,154,000
Other assets	4,640,000	4,515,000
Total assets	$161,350,000	$159,438,000

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,469,000	$2,031,000
Growers payable	2,486,000	871,000
Accrued liabilities	2,417,000	2,810,000
Current portion of long-term debt	638,000	626,000
Total current liabilities	8,010,000	6,338,000
Long-term liabilities:
Long-term debt, less current portion	91,075,000	85,312,000
Deferred income taxes	8,501,000	8,444,000
Other long-term liabilities	6,279,000	7,248,000
Total long-term liabilities	105,855,000	101,004,000
Commitments and contingencies
Stockholders’ equity:
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 30,000 shares issued and outstanding at April 30, 2011 and October 31, 2010) (8.75% coupon rate)	3,000,000	3,000,000
Series A Junior Participating Preferred Stock – $.01 par value (50,000 shares authorized: 0 issued or outstanding at April 30, 2011 and October 31, 2010)	-	-
Common Stock – $.01 par value (19,900,000 shares authorized: 11,200,814 and 11,194,460 shares issued and outstanding at April 30, 2011 and October 31, 2010, respectively)	112,000	112,000
Additional paid-in capital	34,464,000	34,735,000
Retained earnings	10,622,000	15,044,000
Accumulated other comprehensive loss	(713,000)	(795,000)
Total stockholders’ equity	47,485,000	52,096,000
Total liabilities and stockholders’ equity	$161,350,000	$159,438,000

Limoneira Company and Subsidiaries
Consolidated Statements of Operations (unaudited)

	Three months ended April 30,		Six months ended April 30,
	2011	2010	2011	2010
Revenues:
Agribusiness	$11,463,000	$12,202,000	$16,338,000	$17,474,000
Rental	996,000	962,000	1,966,000	1,917,000
Real estate development	51,000	45,000	107,000	180,000
Total revenues	12,510,000	13,209,000	18,411,000	19,571,000
Costs and expenses:
Agribusiness	9,740,000	8,737,000	17,378,000	15,562,000
Rental	532,000	584,000	1,092,000	1,091,000
Real estate development	367,000	396,000	657,000	723,000
Impairments of real estate development assets	1,196,000	-	1,196,000	-
Selling, general and administrative	2,220,000	2,467,000	5,170,000	5,951,000
Total costs and expenses	14,055,000	12,184,000	25,493,000	23,327,000
Operating (loss) income	(1,545,000)	1,025,000	(7,082,000)	(3,756,000)
Other income (expense):
Interest expense	(268,000)	(391,000)	(622,000)	(819,000)
Interest income (expense) from derivative instruments	38,000	(564,000)	515,000	(564,000)
Gain on sale of Rancho Refugio/Caldwell Ranch	1,351,000	-	1,351,000	-
Interest income	27,000	29,000	56,000	58,000
Other (expense) income, net	(34,000)	(3,000)	303,000	352,000
Total other income (expense)	1,114,000	(929,000)	1,603,000	(973,000)
(Loss) income before income tax benefit (provision) and equity in (losses) earnings of investments	(431,000)	96,000	(5,479,000)	(4,729,000)
Income tax benefit (provision)	197,000	(48,000)	1,909,000	1,661,000
Equity in (losses) earnings of investments	(30,000)	64,000	(21,000)	48,000
Net (loss) income	(264,000)	112,000	(3,591,000)	(3,020,000)
Preferred dividends	(65,000)	(65,000)	(131,000)	(131,000)
Net (loss) income applicable to common stock	$(329,000)	$47,000	$(3,722,000)	$(3,151,000)

Basic net (loss) income per common share	$(0.03)	$0.00	$(0.33)	$(0.28)

Diluted net (loss) income per common share	$(0.03)	$0.00	$(0.33)	$(0.28)

Dividends per common share	$0.03	$0.03	$0.06	$0.06

Weighted-average common shares outstanding-basic	11,217,000	11,194,000	11,205,000	11,194,000
Weighted-average common shares outstanding-diluted	11,217,000	11,194,000	11,205,000	11,194,000